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                                   EXHIBIT 11
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                                 TIDEWATER INC.
                   EARNINGS PER SHARE COMPUTATION INFORMATION
                   YEARS ENDED MARCH 31, 1994, 1993 AND 1992


                                                                      (in thousands, except per share data)
                                                                         1994          1993          1992
- -----------------------------------------------------------------------------------------------------------
Net earnings from continuing operations                            $      36,130        27,809       25,904
Discontinued operations                                                      ---         3,099          357
Extraordinary loss on early debt retirement                              (11,970)          ---          ---
Cumulative effect of accounting change                                       ---        (6,640)         ---
- -----------------------------------------------------------------------------------------------------------
Net earnings                                                       $      24,160        24,268       26,261
===========================================================================================================

Issued shares:  53,022,955

Weighted average common shares outstanding                            52,946,031    52,653,905   52,350,631
Incremental shares applicable to stock options                           371,470       419,668      330,811
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Weighted Average Common Shares and Equivalents                        53,317,501    53,073,573   52,681,442
===========================================================================================================

Primary and fully-diluted earnings per common share:
   Continuing operations                                           $        0.67          0.53         0.49
   Discontinued operations                                                   ---          0.06         0.01
   Extraordinary loss on early debt retirement                              (.22)          ---          ---
   Cumulative effect of accounting change                                    ---          (.13)         ---
- -----------------------------------------------------------------------------------------------------------
   Net earnings                                                    $        0.45          0.46         0.50
===========================================================================================================

The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15. An EPS calculation in accordance with Regulation S-K item 601(b)(11) is not shown above because it produces an anti-dilutive result. The following information is disclosed for purposes of calculating the anti-dilutive EPS:

                                                                         1994           1993         1992
- -----------------------------------------------------------------------------------------------------------
Shares attributable to assumed conversion
   of convertible subordinated debentures                             1,840,880      1,885,400    1,929,664

Interest expense (in thousands) applicable
   to convertible subordinated debentures,
   net of income taxes                                             $      2,377          2,743        3,000
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